                                                                     EXHIBIT 23
                                                                     ----------

                      CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the registration statement of Form S-8 of Susquehanna Bancshares, Inc. of our report dated April 12, 1995, on our audits of the consolidated financial statements of Reisterstown Holdings, Inc. as of March 31, 1995 and September 30, 1994, and for the six months ended March 31, 1995 and each of the two years in the period ended September 30, 1994, which report is included in this Form 8-K/A-1.

                                                 /s/ Coopers and Lybrand, L.L.P.


Harrisburg, Pennsylvania
May 16, 1995

                                                                      APPENDIX A
                                                                      ----------


                          REISTERSTOWN HOLDINGS, INC.
                               AND SUBSIDIARIES
                                    -------



                     REPORT OF INDEPENDENT ACCOUNTANTS ON
                       CONSOLIDATED FINANCIAL STATEMENTS
                         AND CONSOLIDATING INFORMATION
           for the period October 1, 1994 to March 31, 1995 and for
                for the years ended September 30, 1994 and 1993

[LETTERHEAD OF COOPERS &            COOPERS & LYBRAND L.L.P.
 LYBRAND GOES HERE]


                                    a professional services firm





                       REPORT OF INDEPENDENT ACCOUNTANTS
                                    -------


To the Board of Directors
Reisterstown Holdings, Inc.

     We have audited the accompanying consolidated statements of financial condition of Reisterstown Holdings, Inc. and subsidiaries (the "Company") as of March 31, 1995 and September 30, 1994, and the related consolidated statements of operations, stockholders' equity and cash flows for the six months ended March 31, 1995 and for each of the two years in the period ended September 30, 1994. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Reisterstown Holdings, Inc. and subsidiaries as of March 31, 1995 and September 30, 1994, and the results of their operations and their cash flows for the six months ended March 31, 1995 and for each of the two years in the period ended September 30, 1994, in conformity with generally accepted accounting principles.

     As discussed in Note 1 and Note 12 to the Consolidated Financial Statements, the Company changed its method of accounting for certain investments in debt and equity securities beginning in fiscal 1995, and its method of accounting for income taxes beginning in fiscal year 1993.


                                                        Coopers & Lybrand L.L.P.


Baltimore, Maryland
April 12, 1995

                  REISTERSTOWN HOLDINGS, INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                  as of March 31, 1995 and September 30, 1994
                                     ----


                                                                               March 31,    September 30,
                 ASSETS                                                          1995            1994
                                                                                 ----            ----
Cash
   On hand and in banks                                                      $  4,150,167    $  3,714,120
   Interest-bearing deposits                                                    7,619,136
Federal funds sold                                                                754,888       1,696,531
Investment securities held-to-maturity, estimated market value
       $13,932,680 in 1995 and $21,358,030 in 1994                             13,991,381      21,474,825
Mortgage-backed securities held-to-maturity, estimated market value
       $11,157,421 in 1995 and $13,962,044 in 1994                             11,370,682      14,266,705
Loans receivable, net.                                                        198,518,766     201,664,767
Property and equipment, net                                                     2,003,649       2,092,335
Investment in Federal Home Loan Bank of Atlanta
       stock, at cost                                                           2,015,400       2,015,400
Accrued interest receivable:
   Loans                                                                        1,656,417       1,476,121
   Investments                                                                    196,172         285,534
Prepaid expenses and other assets                                               4,657,942       4,327,573
                                                                            -------------   -------------
                     Total assets                                            $246,934,600    $253,013,911
                                                                            =============   =============


LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
   Deposits                                                                   209,331,580     210,429,131
   Borrowings                                                                   8,410,200      17,661,700
   Drafts payable                                                                 474,260         545,813
   Advance payments by borrowers for taxes
       and insurance                                                            2,083,754         754,442
   Accrued interest payable on deposits                                           491,582         629,217
   Accrued expenses and other liabilities                                       7,192,824       3,945,392
   Federal and state income taxes:
       Currently payable                                                         (123,010)        (92,131)
                                                                            -------------   -------------
                     Total liabilities                                        227,861,190     233,873,564
                                                                            -------------   -------------

Commitments (Note 16)

Stockholders' equity:
   Redeemable common stock, $.01 par value
       per share; 23 shares
       issued and outstanding (at redemption
       value) at September 30, 1994                                                               391,577
   Common stock, $.01 par value per share;
       3,000 shares authorized;  1,392 and 1,369 shares issued and
       outstanding at March 31, 1995 and September 30, 1994, respectively              14              14
   Additional paid-in capital                                                  13,988,884      13,597,307
   Retained Earnings                                                            5,084,512       5,151,449
                                                                            -------------   -------------

                     Total stockholders' equity                                19,073,410      19,140,347
                                                                            -------------   -------------

                     Total liabilities and stockholders' equity              $246,934,600    $253,013,911
                                                                            =============   =============


         SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                  REISTERSTOWN HOLDINGS, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
     for the six months ended March 31, 1995 and for  the  years  ended
                          September 30, 1994 and 1993

                                     ----



                                                              March 31,           September 30,
                                                                1995           1994           1993
                                                                ----           ----           ----
Interest income:
   Loans receivable                                          $10,624,758    $20,388,562    $19,992,553
   Mortgage-backed securities                                    408,392        963,500      1,328,097
   Investments                                                   500,142        700,924        393,956
   Other                                                         166,651        446,300        416,223
                                                            ------------   ------------   ------------
                     Total interest income                    11,699,943     22,499,286     22,130,829
                                                            ------------   ------------   ------------

Interest expense:
   Deposits                                                    5,075,635     10,567,915     10,845,975
   Borrowed funds and other                                      548,683        824,797        809,755
                                                            ------------   ------------   ------------

                     Total interest expense                    5,624,318     11,392,712     11,655,730
                                                            ------------   ------------   ------------
                     Net interest income                       6,075,625     11,106,574     10,475,099

Provision for loan losses                                         52,498        127,106
                                                            ------------   ------------   ------------
                     Net interest income after
                          provision for loan losses            6,023,127     10,979,468     10,475,099
                                                            ------------   ------------   ------------

Noninterest income:
   Gain on sales of loans and mortgage-
      backed securities, net                                      99,674      1,178,041      2,880,343

   Loan fees and service
      charges                                                    719,697      2,096,889      2,221,882
   Other                                                          48,719        240,547         90,121
                                                            ------------   ------------   ------------

                     Total  noninterest income                   868,090      3,515,477      5,192,346
                                                            ------------   ------------   ------------

Noninterest expenses:
   Salaries and employee benefits                              2,324,238      3,237,314      3,276,579
   Net occupancy                                                 125,834        255,907        208,858
   Data processing                                               117,451        223,661        213,545
   FDIC insurance premiums                                       281,748        558,646        503,037
   Other                                                       1,620,935      2,249,864      2,484,856
                                                            ------------   ------------   ------------

                     Total noninterest expense                 4,470,206      6,525,392      6,686,875
                                                            ------------   ------------   ------------

                     Income before income tax
                          provision and cumulative
                          effect of an accounting change       2,421,011      7,969,553      8,980,570

Income tax provision                                           1,095,948      3,384,669      3,802,229
                                                            ------------   ------------   ------------
                     Income before cumulative
                          effect of an accounting change       1,325,063      4,584,884      5,178,341


                     Cumulative effect of change
                          in accounting for income tax                                       1,102,910
                                                            ------------   ------------   ------------
                     Net income                              $ 1,325,063    $ 4,584,884    $ 6,281,251
                                                            ============   ============   ============


         SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                 REISTERSTOWN HOLDINGS, INC. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY for the six months ended March 31, 1995 and for the years ended
                         September 30,  1994 and 1993

                                     ----

                                        Redeemable
                                          Common                               Retained
                                         Stock (at            Additional       Earnings
                                        Redemption     Par      Paid-in      (Accumulated
                                           Value)     Value     Capital        Deficit)          Total
                                        ----------    -----  -------------   ------------    -------------
Balance at
     October 1,
     1992                                $ 505,476      $14    $13,661,085    $ 3,238,034      $17,404,609

Increase in
     redemption
     value                                  33,849                 (33,849)

Stock redemption                          (177,677)                                               (177,677)

Cash dividends                                                                 (1,424,880)      (1,424,880)

Net income                                                                      6,281,251        6,281,251
                                        ----------    -----  -------------   ------------    -------------

Balance at
     September 30,
     1993                                  361,648       14     13,627,236      8,094,405       22,083,303

Increase in
     redemption
     value                                  29,929                 (29,929)

Stock redemption

Cash dividends                                                                 (7,527,840)      (7,527,840)

Net income                                                                      4,584,884        4,584,884
                                        ----------    -----  -------------   ------------    -------------

Balance at
     September 30,
     1994                                  391,577       14     13,597,307      5,151,449       19,140,347

Increase in
     redemption
     value                                   7,482                  (7,482)

Forfeited rights                          (399,059)                399,059

Cash dividends                                                                 (1,392,000)      (1,392,000)

Net income                                                                      1,325,063        1,325,063
                                        ----------    -----  -------------   ------------    -------------

Balance at
     March 31,
     1995                                  $  -        $14     $13,988,884    $ 5,084,512      $19,073,410
                                        ==========    =====  =============   ============    =============



         SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                 REISTERSTOWN HOLDINGS, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
       for the six months ended March 31, 1995 and for the years ended
                          September 30, 1994 and 1993
                                     ----


                                                                      March 31,             September 30,
                                                                        1995            1994            1993
                                                                        ----            ----            ----
Operating Activities:
   Net Income                                                        $  1,325,063   $   4,584,884   $   6,281,251
   Adjustments to reconcile net income
         to net cash provided by operating activities:
       Provision for loan losses                                           52,498         127,106
       Gain on sale of mortgage loans                                     (99,674)     (1,036,786)     (1,327,408)
       Gain on sale of mortgage-backed
              securities                                                                 (141,255)     (1,552,935)
       Amortization of:
        Deferred loan fees                                             (1,318,625)     (2,325,973)     (1,916,047)
        Premiums and discounts on
              investments                                                 (19,368)         35,337          34,461
        Deferred servicing fees                                            52,169         228,830         202,324
       Depreciation and amortization                                      103,784         209,097         767,853
       Stock dividend received on FHLB stock                                              (49,700)       (111,100)
       Deferred income taxes                                               62,548         588,836        (651,458)
   Changes in assets and liabilities:
       (Increase) decrease in accrued
              interest receivable                                         (90,934)       (249,245)        129,704
       Increase (decrease) in income taxes
              currently payable                                           (30,879)       (446,717)        152,875
       Decrease in accrued interest
              payable on deposits
       (Increase) decrease in prepaid expenses                           (137,635)       (251,693)       (340,867)
              and other assets                                           (445,086)        298,382        (427,166)
       Increase (decrease) in accrued
              expenses and other liabilities                            3,247,432        (227,528)        568,186
                                                                      -----------     -----------     -----------
                Net cash provided by operating
                      activities                                        2,701,293       1,343,575       1,809,673
                                                                      -----------     -----------     -----------
Cash flows from investing activities:
  Loan originations                                                   (74,363,840)   (318,001,510)   (290,926,481)
  Loan fees deferred, net of capitalized
     origination costs                                                  1,006,798       2,565,429       2,138,332
  Increase (decrease) in loans in process                              (5,926,428)     19,939,446      19,318,423
                                                                      -----------     -----------     -----------
                Net cash flows from loan
                      originations                                    (79,283,470)   (295,496,635)   (269,469,726)

  Principal repayments on loans                                        74,541,798     179,780,005     158,013,720
  Purchases of loans and participations in loans                                                       (1,187,500)
  Sales of loans and participations in loans                            9,253,474     100,777,178      68,051,750
  Maturities of investment securities held-to-maturity                  9,510,000      10,000,000       8,000,000
  Purchases of investment securities held-to-maturity                  (2,007,188)    (20,504,165)    (11,039,843)
  Purchases of mortgage-backed securities held-to-maturity                             (4,988,727)     (2,387,034)
  Sales of mortgage-backed securities                                                  11,147,936      36,046,194
  Repayments of mortgage-backed securities held-to-maturity             2,896,023       5,895,373       4,640,858
  Investments in and advances to real estate joint ventures                             1,133,240         307,006
  Purchase of property and equipment                                      (15,098)       (216,940)       (306,119)
                                                                      -----------     -----------     -----------
                Net cash provided by (used in) investing activities    14,895,539     (12,472,735)     (9,330,694)
                                                                      -----------     -----------     -----------

                                   Continued

                 REISTERSTOWN HOLDINGS, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
 for the six months ended March 31, 1995 and for the years ended September 30,
                              1994 and 1993




                                                            March 31,            September 30,
                                                              1995            1994           1993
                                                              ----            ----           ----
Cash flows from financing activities:

    Net increase (decrease) in money market, NOW
       and passbook accounts                              $ (5,221,978)   $  1,577,405   $  5,697,865

    Proceeds from the sale of certificate accounts          12,461,122      19,357,053     20,334,600

    Payments for maturities of certificate accounts         (8,336,695)    (20,631,012)   (17,995,367)

    Proceeds from borrowed funds                            20,849,275      23,339,000     16,675,000

    Principal repayments on borrowed funds                 (30,100,775)    (15,452,300)   (16,750,000)

    Net increase (decrease) in drafts payable                  (71,553)       (397,565)       220,233

    Net increase (decrease) in advance payments by
       borrowers for taxes and insurance                     1,329,312         (50,313)      (322,571)

    Stock redemption                                                                         (177,677)

    Cash dividends paid                                     (1,392,000)     (7,527,840)    (1,424,880)
                                                          ------------    ------------   ------------

                Net cash provided by (used in)
                      financing activities                 (10,483,292)        214,428      6,257,203
                                                          ------------    ------------   ------------

Increase (decrease) in cash and cash equivalents             7,113,540     (10,914,732)    (1,263,818)

Cash and cash equivalents at beginning of period             5,410,651      16,325,383     17,589,201
                                                          ------------    ------------   ------------

Cash and cash equivalents at end of period                  12,524,191    $  5,410,651   $ 16,325,383
                                                          ============    ============   ============
Supplemental schedules

Supplemental disclosures of cash flow information:
      Cash paid for interest                              $  5,731,687    $ 11,370,834   $ 12,030,700
      Cash paid for taxes                                    1,063,279       3,242,550      3,587,000

Schedule of noncash activities:
      Securitization of mortgage loans                                    $ 11,006,681   $ 32,915,274



         SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                 REISTERSTOWN HOLDINGS, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                    ______


1.   Organization and Acquisition:
     ----------------------------

     Reisterstown Holdings, Inc. (the "Company"), incorporated July 24, 1989, was organized to acquire Reisterstown Federal Savings Bank (the "Bank") and
     Subsidiaries: Reisterstown Service Corporation (RSC), American Title, Inc.
     (AT), and Time Financial Services, Inc. (TFS).

     On January 3, 1990, the Company acquired all the outstanding shares of the Bank for $27,913,000. The acquisition was accounted for as a purchase and, accordingly, the purchase price was allocated to assets and liabilities acquired based upon their fair values at the date of acquisition. The excess of the purchase price over the fair value of net assets acquired was allocated to the following intangible assets:


                                                              Amortization
                                                Amount           Period
                                              ----------    ----------------
     Core Deposits                           $5,779,233         10 years
     Favorable Lease                            200,000         15 years

     The total excess of cost over the fair value of net assets acquired net of amortization, which is included in prepaid expenses and other assets, was $2,875,157 and $3,170,783, respectively, at March 31, 1995 and September 30, 1994.

     Immediately subsequent to the acquisition, the Bank distributed its shares in AT and TFS to the Company.

     Under the terms of a management agreement, the Company paid $156,000, $208,000 and $261,000 for the six months ended March 31, 1995 and the years ended September 30, 1994 and 1993 respectively, to affiliates of a stockholder.

 2.  Summary of Significant Accounting Policies:
     -------------------------------------------

     Principles of Consolidation:
     ---------------------------

     The consolidated financial statements include the accounts of Reisterstown Holdings, Inc. and its wholly-owned subsidiaries: AT, TFS, and the Bank and its subsidiary, RSC. All significant intercompany accounts and transactions have been eliminated in consolidation.

     Cash Equivalents:
     -----------------

     For purposes of the consolidated statements of cash flows, the Company considers all highly liquid investments with maturities at the date of purchase of three months or less to be cash equivalents. Cash equivalents includes federal funds sold.


                                   Continued

                 REISTERSTOWN HOLDINGS, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued
                                    ______


2.   Summary of Significant Accounting Policies, continued:
     ------------------------------------------------------

     Securities:
     -----------

     Securities (investment and mortgage-backed securities) consist of non-equity securities which are carried at cost, adjusted for amortization of premium or accretion of discount using the level yield method over the term of the security. The Company has the positive ability and intent to hold these securities to maturity. Gain or loss on sale is reflected in income at the time of sale using the specific identification method.

     The Bank adopted the provisions of statement of Financial Accounting Standards No. 115 Accounting for Certain Investments in Debt and Equity
                       -----------------------------------------------------
     Securities effective October 1, 1994.  Under this statement, the
     ----------
     securities are Bank's investments in required to be classified among three categories and accounted for as follows:

     . Trading Securities. Securities held principally for the sale in the near term are classified as trading securities and recorded at their fair values. Unrealized gains and losses on trading securities are included in other income.

     . Securities held to maturity. Securities for which the Bank has the positive intent and ability to hold to maturity are reported at cost, adjusted for the amortization of premiums and accretion of discounts which are recognized in interest income using the interest method over the period to maturity.

     . Securities Available for Sale. Securities available for sale consist of securities not classified as trading securities or as securities to be held to maturity. Unrealized gains and losses on available for sale securities are included as a separate component of stockholders' equity, net of taxes.

     Declines in the fair value of individual held to maturity and available for sale securities below their cost that are other than temporary will result in write-downs of the individual securities to their fair value. The related write-downs would be included in earnings as realized losses.

     For the six months ended March 31, 1995, the Bank classified all of its securities as held to maturity.

                                   Continued

                 REISTERSTOWN HOLDINGS, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued
                                    ______



2.   Summary of Significant Accounting Policies, continued:
     ------------------------------------------------------


     Mortgage-Backed Securities Held for Sale:
     ----------------------------------------

     Generally, mortgage-backed securities created through mortgage banking operations of the Bank (through securitization of loans originated by the Bank) are classified as held for sale and carried at the lower of aggregate cost or market value. No such securities were outstanding at March 31, 1995 and September 30, 1994. When mortgage-backed securities are sold, gain or loss on sale is reflected in income at the time of sale using the specific identification method.

     Interest on Loans:
     -----------------

     Accrual of interest and amortization of loan fees on potential problem loans will be excluded from income when, in the opinion of management, such exclusion is warranted. Generally, this occurs when scheduled principal and interest payments are past due 90 days or more on any loan. Interest ultimately collected will be credited to income in the period of recovery.

     Loan Fees:
     ---------

     Loan origination fees and direct origination costs are deferred and recognized as adjustments to the interest yield on the related loans over their contractual lives.

     Gains on Sale of Loans:
     ----------------------

     The Bank sells whole and participating interests in certain loans. Gain or loss is recognized to the extent that the sales proceeds exceed or are less than the book value of the loans sold.



                                   Continued

                 REISTERSTOWN HOLDINGS, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued
                                    ______


2.   Summary of Significant Accounting Policies, continued:
     -----------------------------------------------------

     Gains on Sale of Loans, continued:
     ----------------------------------

     In transactions that involve loans in which the Bank retains the servicing, the present value of the difference between the interest rate charges to the borrower and the interest rate paid to the investor over the estimated lives of the loans, after deducting a normal servicing fee, is recorded as excess servicing fee receivable and recorded as a gain or loss at the time of the sale. This excess servicing fees receivable, which is included in "prepaid expenses and other assets" in the consolidated statements of financial condition, is amortized as an adjustment to servicing income using the level yield method over the estimated remaining lives of the loans. The Bank periodically reviews the prepayment experience on loans serviced for investors, and the carrying value of the excess servicing fees receivable is adjusted as appropriate. For the six months ended March 31, 1995 and for the years ended September 30, 1994 and 1993, amounts recorded as a gain on the sale of all 30 year and 15 year fixed rate loans were received as cash. For the years ended September 30, 1994 and 1993, amounts recorded as a gain on all 10 year fixed rate loans securitized and sold as Participation Certificates were segregated into both excess servicing fees receivable and cash.

     Allowance for Loan Losses:
     --------------------------

     The allowance for loan losses is maintained to absorb possible future losses, net of recoveries, inherent in the existing loan portfolio. The provision for estimated loan losses is the periodic cost of maintaining an adequate allowance. In evaluating the adequacy of the allowance for loan losses, management takes into consideration the following factors: the condition of industries and geographic areas experiencing or expected to experience particular economic adversities; historical charge-off and recovery activity (noting any particular trend changes over recent periods); trends in asset classifications, delinquencies, bankruptcies and non-performing loans; trends of loan volume and size of credit risks inherent in the composition of the loan portfolio; current and anticipated economic conditions; credit evaluations; underwriting policies; and the liquidity and volatility of the markets in which the Bank does business.



                                   Continued

                 REISTERSTOWN HOLDINGS, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued
                                    ______

2.   Summary of Significant Accounting Policies, continued:
     ------------------------------------------------------

     Property and Equipment:
     -----------------------

     Property and equipment are carried at cost, less accumulated depreciation. Depreciation of property and equipment is provided for by the use of the straight-line method over the estimated useful lives of the assets. Additions and improvements will be capitalized, and charges for repairs and maintenance will be expensed when incurred. The cost and accumulated depreciation will be eliminated from the accounts when an asset is sold or retired and the resultant gain or loss will be credited or charged to income.

     Foreclosed Real Estate:
     -----------------------

     Real estate properties acquired through loan foreclosure are initially recorded at the lower of cost or fair value at the date of foreclosure. Costs relating to development and improvement of property are capitalized, whereas costs relating to the holding of property are expensed. Valuations are periodically performed by management, and an allowance for losses is established by a charge to income if the carrying value of a property exceeds its estimated net realizable value. At March 31, 1995, foreclosed real estate amounted to $698,000. No foreclosed real estate existed as of September 30, 1994.

     Income Taxes:
     ------------

     Effective October 1, 1992, the Company adopted Statement of Financial Standards No. 109 "Accounting for Income Taxes". The Company uses the liability method to determine deferred tax amounts and related income tax expenses or benefit. Deferred taxes are calculated by applying enacted statutory tax rates to temporary differences consisting of items of income and expenses that are accounted for in financial reporting periods which differ from income tax reporting periods. The resultant deferred tax assets and liabilities represent future taxes to be recovered or remitted when the assets and liabilities are recovered or settled.

     Impact of New Accounting Standards:
     ----------------------------------

     Statement of Financial Accounting Standards No. 114, Accounting by Creditors for Impairment of a Loan, was issued in May 1993, and is effective for financial statements issued for fiscal years beginning after December 15, 1994. This statement requires that impaired loans including loans restructured in a troubled debt restructuring involving a modification of terms, be evaluated based on the present value of expected cash flows discounted at the loan's effective interest rate or, if the loan is collateral dependent, based on the fair value of the collateral.



                                   Continued

                 REISTERSTOWN HOLDINGS, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued
                                    ______


2.   Summary of Significant Accounting Policies, continued:
     ------------------------------------------------------

     Impact of New Accounting Standards, continued:
     ----------------------------------------------

     This statement was amended by Statement of Financial Accounting Standards No. 118, Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures, issued in October 1994.

     Reclassifications:
     ------------------

     Certain prior year financial statement amounts have been reclassified to conform with any significant changes in the current year financial statement presentation.

 3.  Investment Securities Held-To-Maturity:
     ---------------------------------------

     Investment securities are summarized as follows at March 31, 1995 and September 30, 1994:


                                    March 31,                  September 30,
                            -------------------------    ------------------------
                                      1995                        1994
                            -------------------------    ------------------------
                                           Estimated                    Estimated
                             Amortized       Market       Amortized       Market
                               Cost          Value           Cost         Value
                            -----------   -----------    -----------   -----------
    U.S. Government and
      agency obligations
      due:
     Within 12 months       $ 8,992,214    $ 8,972,700   $17,484,982   $17,421,460
     Beyond 12 months,
       but within 5 years     4,999,167      4,959,980     3,989,843     3,936,570
                            -----------    -----------   -----------   -----------
                            $13,991,381    $13,932,680   $21,474,825   $21,358,030
                            ===========    ===========   ===========   ===========



                                   Continued

                 REISTERSTOWN HOLDINGS, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued
                                    ______


3.   Investment Securities Held-To-Maturity, continued:
     --------------------------------------------------

     At March 31, 1995, gross unrealized gains and losses on securities were $12,705 and $71,406, respectively. Gross unrealized gains and losses on securities were $7,066 and $123,861, respectively, at September 30, 1994. There were no sales of investment securities during the six months ended March 31, 1995 and the year ended September 30, 1994.

4.   Mortgage-Backed Securities Held-To-Maturity:
     --------------------------------------------

     Mortgage-backed securities are summarized as follows at March 31, 1995 and September 30, 1994:


                                             March 31, 1995
                    -------------------------------------------------------------------
                     Principal    Unamortized   Unearned      Carrying      Estimated
                      Balance       Premiums    Discounts       Value      Market Value
                    -----------   -----------   ----------   -----------   ------------
    FHLMC           $10,348,133       $39,948    $(38,967)   $10,349,114    $10,140,598
    FNMA              1,021,568                                1,021,568      1,016,823
                    -----------   -----------   ----------   -----------    -----------
                    $11,369,701       $39,948    $(38,967)   $11,370,682    $11,157,421
                    ===========   ===========   ==========   ===========    ===========


                                            September 30, 1994
                    -------------------------------------------------------------------
                     Principal    Unamortized   Unearned      Carrying      Estimated
                      Balance       Premiums    Discounts       Value      Market Value
                    -----------   -----------   ----------   -----------   ------------
    FHLM C          $12,236,228       $47,828    $(45,976)   $12,238,080    $11,929,992
    FNMA              2,028,625                                2,028,625      2,032,052
                    $14,264,853       $47,828    $(45,976)   $14,266,705    $13,962,044


     At March 31, 1995, gross unrealized gains and losses in the portfolio totaled $34,544 and $247,805, respectively. At September 30, 1994, gross unrealized gains and losses in the portfolio totaled $9,963 and $314,624, respectively. Gross gains of $141,255 and $1,552,935 were realized on the sale of mortgage-backed securities for the years ended September 30, 1994 and 1993, respectively. There were no sales of mortgage-backed securities for the six months ended March 31, 1995.

     At March 31, 1995 and September 30, 1994, the Company had no outstanding commitments to purchase or sell securities.



                                   Continued

                 REISTERSTOWN HOLDINGS, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued
                                    ______


5.   Loan Receivable:
     ---------------

     Loans receivable are summarized as follows at March 31, 1995 and September 30, 1994:

                                        March 31,    September 30,
                                          1995           1994
                                      ------------   ------------
    Loans collateralized by first
      mortgages on real estate:
    Conventional                      $ 95,629,551   $100,002,493
    Partially guaranteed by VA              24,862         25,596
    Construction and land loans        173,403,862    178,590,328
    Participations purchased             1,702,801      1,602,245
    Loans collateralized by deposits       964,078        838,451
    Loans collateralized by second
      mortgages on real estate:             50,000         50,000
                                      ------------   ------------
                                       271,775,154    281,109,113
                                      ------------   ------------
    Less:
     Undisbursed portion of
      construction loans in process     68,774,772     74,701,200
     Net deferred loan fees              1,158,616      1,470,444
     Allowance for loan losses           3,323,000      3,272,702
                                      ------------   ------------
                                        73,256,388     79,444,346
                                      ------------   ------------

    Loans receivable, net             $198,518,766   $201,664,767
                                      ============   ============

     Mortgage loans in arrears three months or more, including loans in process of foreclosure, amounts to $3,523,036 and $1,558,714 at March 31, 1995 and September 30, 1994, respectively. For the six months ended March 31, 1995 and the year ended September 30, 1994, the accrual of interest on these loans in the amount of $100,342 and $86,122, respectively, has been excluded from income.

     Mortgage loans held for sale of approximately $430,450 and $566,600 at March 31, 1995 and September 30, 1994, respectively, are included in "loans receivable" in the consolidated statements of financial condition and are carried at cost which approximates market.

     Most of the Bank's loan customers are located within Carroll County and the western portion of Baltimore County of the State of Maryland. Substantially all loans are collateralized by real property.



                                   Continued

                 REISTERSTOWN HOLDINGS, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued
                                    ______


5.   Loans Receivable, continued:
     ----------------

     Changes in the allowance for loan losses were as follows for the periods ended:


                               March 31,            September 30,
                                 1995            1994          1993
                                 ----            ----          ----
    Balance at beginning of
      period                  $3,272,702      $3,194,712    $4,097,030
    Provision charged to
      expense                     52,498         127,106
    Charge-offs                   (2,200)        (49,116)     (975,000)
    Recoveries                                                  72,682
                              -----------     -----------   -----------

    Balance at end of
      period                  $3,323,000      $3,272,702    $3,194,712
                              ===========     ===========   ===========

6.   Loan Servicing:
     ---------------

     Mortgage loans serviced for others are not included in the accompanying consolidated statements of financial condition. The unpaid principal balance related to these loans amounted to $225,865,225 and $228,111,308 at March 31, 1995 and September 30, 1994, respectively.

     Custodial escrow balances maintained in connection with the foregoing loan servicing were approximately $4,762,614 and $1,418,000 at March 31, 1995 and September 30, 1994, respectively.

     Following is an analysis of the changes in excess servicing fees receivable balance for the periods ended:


                                March 31,         September 30,
                                  1995           1994         1993
                                  ----           ----         ----

    Balance at beginning of
      period                   $ 347,611      $ 548,584   $ 328,893
    Additions                                    27,857     422,015
    Amortization                 (40,857)       (89,339)    (48,324)
    Valuation adjustment         (11,312)      (139,491)   (154,000)
                              -----------     ----------  ----------

    Balance at end of period   $ 295,442      $ 347,611   $ 548,584
                              ===========     ==========  ==========

                                   Continued

                 REISTERSTOWN HOLDINGS, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued
                                    ______


6.   Loan Servicing, continued:
     --------------------------

     The excess servicing fees receivable balance is included in "prepaid expenses and other assets" in the consolidated statements of financial condition.

7.   Property and Equipment:
     -----------------------

     Property and equipment are summarized as follows at:

                                  March 31,   September 30,     Estimated
                                     1995         1994         Useful Lives
                                     ----         ----        --------------

     Land                         $  636,554   $  636,554
     Buildings and improvements    1,096,232    1,096,232        9 - 40 years
     Furniture, fixtures and
         equipment                   898,942      883,844        3 - 10 years
     Automobiles                      46,375       46,375             3 years
                                  ----------   ----------
          Total, at cost           2,678,103    2,663,005

     Less accumulated
        depreciation                 674,454      570,670
                                  ----------   ----------
     Property and equipment,
            net                   $2,003,649   $2,092,335
                                  ==========   ==========

     The Company is obligated under four noncancelable long-term leases. These leases cover the land on which the branch office building is located, office space which houses residential loan origination and underwriting administration, office space which houses construction loan origination and underwriting administration and office space which houses American Title, Inc, a subsidiary of the Company. Future minimum rental payments required under the leases are as follows:


     Years ending September 30:
                 1995                    $ 45,838
                 1996                      85,238
                 1997                      55,781
                 1998                      31,500
                 1999                      31,500
                 Subsequent to 1999        31,500
                                         --------
                                         $281,357
                                         ========

     Rent expense amounted to $45,780, $69,458 and $50,626 for the period ended March 31, 1995 and the years ended September 30, 1994 and 1993, respectively.



                                   Continued

                 REISTERSTOWN HOLDINGS, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued
                                    ______


8.   Investments in Federal Home Loan Bank Stock:
     --------------------------------------------

     The Bank is required to maintain an investment in the stock of the Federal Home Loan Bank of Atlanta in an amount equal to at least 1% of the unpaid principal balance of the Bank's residential mortgage loans, or 1/20th of its outstanding advances from the Bank, whichever is greater. Purchases and sales of stock are made directly with the Federal Home Loan Bank at par value.

9.   Deposits:
     ---------

     Deposits are summarized as follows at March 31, 1995 and September 30, 1994:


                                Weighted
     Type of                  Average Rate          1995                1994
                              ------------  -------------------  ---------------------
     Account                  1995  1994      Amount       %       Amount         %
     ------------             ------------  -------------------  ---------------------
     Certificates             6.52  6.22    $135,639,337   64.8% $131,514,910    62.5%
     Passbook                 3.05  3.05      23,873,738   11.4    25,037,204    11.9
     NOW                      1.40  1.51      14,683,307    7.0    15,999,240     7.6
     Super NOW                2.64  2.98          19,867    0.1        39,113     0.1
     Money Market             3.58  3.18      35,115,331   16.7    37,838,664    17.9
                                            ------------  ------  ------------  ------
                                            $209,331,580  100.0%  $210,429,131  100.0%
                                            ============  ======  ============  =======


     Certificate accounts mature as follows at March 31, 1995 and September 30, 1994:

                                      1995                    1994
                             --------------------    -------------------
                               Amount         %        Amount       %
                             ------------  ------  ------------   ------
     Under 12 months         $ 52,178,645   38.5%  $ 56,949,087    43.3%
     12 months to 24 months    15,320,813   11.3     20,015,985    15.2
     24 months to 36 months    11,540,271    8.5      6,556,006     5.0
     36 months to 48 months    15,547,234   11.5     18,830,657    14.3
     48 months to 60 months    40,173,542   29.6     28,136,195    21.4
     Over 60 months               878,832    0.6      1,026,980     0.8
                             ------------  ------  ------------   ------

                             $135,639,337  100.0%  $131,510,910   100.0%
                             ============  ======  ============   ======



                                   Continued

                 REISTERSTOWN HOLDINGS, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued
                                    ______

9.   Deposits, continued:
     --------

     Interest expense on deposits is summarized as follows for the six months ended March 31, 1995 and for the years ended September 30, 1994 and 1993:

                                  1995        1994          1993
                                  ----        ----          ----
     Certificates             $3,871,650  $  8,291,341  $  8,806,534
     NOW and money market
          accounts               685,360     1,387,664     1,353,373
     Passbook accounts           518,625       888,910       686,068
                              ----------  ------------  ------------
                              $5,075,635   $10,567,915   $10,845,975
                              ==========  ============  ============

10.  Borrowed Funds:
     ---------------

     Borrowed funds are summarized as follows at March 31, 1995 and September 30, 1994:

                                                        1995                 1994
                                               ---------------------  ------------------
                                                  Amount      Rate       Amount     Rate
     Term loan payable to commercial bank      $8,000,000    10.50%   $ 8,000,000  9.25%
     Commercial bank revolving LOC                                        325,000  9.75
     FHLB advance
          daily rate credit advance (DRC)                               9,000,000  5.95
     FHLB advance
          affordable housing program (AHP)        410,200     5.00        336,700  5.00
                                               ----------    ------   -----------  -----
                                               $8,410,200    10.23%   $17,661,700  7.50%
                                               ==========    ======   ===========  =====

     The term loan payable to the commercial bank is collateralized by all issued and outstanding stock of the Bank and bears interest at the lender's prime rate (9.00% at March 31, 1995) plus 1.5%. The loan agreement places various restrictions on the Company and its subsidiaries, including the payment of dividends and the maintenance of minimum financial ratios.

     The Company is dependent on receipt of cash dividends from the Bank to service the term loan. Such dividends are subject to regulatory limitations. The total amount of dividends that the Bank could have paid to the Company, subject to approval from bank regulators, at March 31, 1995 was approximately $4,600,000. In addition, the loan agreement restricts the payment of dividends by the Bank so that such payment may not cause the Bank's tangible net worth, as defined, to be less than $16,000,000. At March 31, 1995, the Bank's tangible net worth was $22,318,000.

                                   Continued

                 REISTERSTOWN HOLDINGS, INC. AND SUBSIDIARIES
              NOTES TO CONSIDATED FINANCIAL STATEMENTS, Continued
                                    ______


10.  Borrowed Funds, continued:
     --------------


     Under the terms of the revolving line of credit, the Company may borrow up to $2,000,000 to the extent it has prepaid principal on the term loan, at the lender's prime rate plus 2%. There was no outstanding principal balance relating to this agreement at March 31, 1995.

     The Company may be required to pay a fee upon the full or partial prepayment of the loan and at the scheduled final maturity. The fee is calculated as a percentage (ranging from 5% at January 3, 1990 to 2.5% at January 1, 1997 and thereafter) of the payment amount.

     Principal maturities of the term loan are as follows:


     January 1, 1996                            1,600,000
                1997                            2,200,000
                1998                            2,850,000
        July 1, 1998                            1,350,000
                                               ----------
                                               $8,000,000
                                               ==========

     The Bank periodically enters into sales of securities with agreements to repurchase. The securities underlying the agreements are generally book-entry securities which are delivered by appropriate entry into the counterparties' accounts maintained at the Federal Reserve Bank of New York. At March 31, 1995 and September 30, 1994, there were no such repurchase agreements outstanding.

     Pursuant to a blanket floating lien security agreement with the Federal Home Loan Bank of Atlanta (FHLB), the Bank can borrow against a daily rate line of credit providing for maximum outstanding borrowings of no more than $15,000,000. The Bank is required to maintain, as collateral for these advances, qualifying first mortgage loans and its stock in the FHLB. There were no FHLB daily rate credit advances outstanding as of March 31, 1995.

     Also, pursuant to a blanket floating lien security agreement with the FHLB, the Bank has entered into the Affordable Housing Program (AHP) offered by the FHLB. The AHP provides advances with subsidized interest rates as well as direct subsidies to borrowers for long-term financing of owner-occupied and rental housing for very low, low and moderate income families. The Bank is required to maintain, as collateral for its advances, qualifying first mortgage loans and its stock in the FHLB. FHLB Affordable Housing Program advances outstanding as of March 31, 1995 were $410,200.



                                   Continued

                 REISTERSTOWN HOLDINGS, INC. AND SUBSIDIARIES
              NOTES TO CONSIDATED FINANCIAL STATEMENTS, Continued
                                    ______


10.  Borrowed Funds, continued:
     --------------

     Interest expense on borrowed funds is summarized as follows for the period ended March 31, 1995 and for the years ended September 30, 1994 and 1993:


                                    1995      1994      1993
                                  --------  --------  --------

    Repurchase agreements         $ 54,924  $ 14,015  $  8,260
    Advances from FHLB              31,631    29,444    18,898
    Long-term borrowings and LOC   454,623   768,489   770,778
    Mortgage escrow accounts
         and other                   7,505    12,849    11,819
                                  --------  --------  --------
                                  $548,683  $824,797  $809,755
                                  ========  ========  ========

11.  Income Taxes:
     ------------

     As discussed in Note 1, Summary of Significant Accounting Policies, the Bank changed its method of accounting for income taxes as of October 1, 1992. The cumulative effect of this change in accounting for income taxes of $1,102,910 is reported separately in the consolidated statement of operations for the year ended September 30, 1993.

     The income tax provisions, before the cumulative effect of the FAS 109 accounting change, for the six months ended March 31, 1995 and the years ended September 30, 1994 and 1993 are summarized as follows:


                                    1995        1994        1993
                                    ----        ----        ----

     Current:
       Federal                   $  868,567   2,472,005   2,982,967
       State                        164,834     323,828     728,639
                                 ----------  ----------  ----------
                                  1,033,401   2,795,833   3,711,606
                                 ----------  ----------  ----------
     Deferred:
       Federal                       55,149     517,709      74,197
       State                          7,398      71,127      16,426
                                 ----------  ----------  ----------
                                     62,547     588,836      90,623
                                 ----------  ----------  ----------

     Provision for income taxes  $1,095,948  $3,384,669  $3,802,229
                                 ==========  ==========  ==========




                                   Continued

                 REISTERSTOWN HOLDINGS, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued
                                    ______

11.  Income Taxes, continued:
     ------------

     The valuation allowance for deferred tax assets as of October 1, 1992 was $38,620. Significant components of the Bank's deferred tax assets and liabilities as of March 31, 1995 and September 30, 1994 are as follows:


                                                   1995        1994
                                                   -----       ----
     Deferred tax assets:
       Book bad debt reserves                   $1,179,182  $1,156,432
       Excess of tax over book basis
         of equity investments                      38,620      38,620
       Deferred Compensation                        77,786      84,930
                                                ----------  ----------

                                                 1,295,588   1,279,982
       Less valuation allowance                     38,620      38,620
                                                ----------  ----------
         Total deferred tax assets               1,256,968   1,241,362
                                                ----------  ----------

     Deferred tax liabilities:
       Tax bad debt reserves                       754,149     683,670
       Tax over book depreciation                   53,428      51,497
       Excess servicing gains                       42,923      45,215
       Excess of tax over book deferred fees       195,740     187,704
       Stock dividends                              97,322      97,322
                                                ----------  ----------
        Total deferred tax liabilities           1,143,562   1,065,408
                                                ----------  ----------

     Net deferred tax assets                    $  113,406  $  175,954
                                                ==========  ==========

     A reconciliation between the income tax provision and the amount computed by multiplying income before income taxes by the statutory federal income tax rate of 34% for the period ended March 31, 1995 and the years ended September 30, 1994 and 1993, follows:


                                                    1995        1994        1993
                                                    ----        ----        ----
     Income tax provision at
          statutory rate                         $  823,070  $2,727,742  $3,053,394
     Amortization and depreciation expense
          not deductible for tax purposes           100,513     205,746     205,746
     State income taxes, net of
          federal income tax benefit                172,365     438,889     491,743
     Other                                                       12,292      51,346
                                                 ----------  ----------  ----------
          Income tax provision                   $1,095,948  $3,384,669  $3,802,229
                                                 ==========  ==========  ==========



                                   Continued

                 REISTERSTOWN HOLDINGS, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued
                                    ______


11.  Income Taxes, continued
     ------------

     The Bank has qualified under provisions of the Internal Revenue Code ("IRC") which permit it to deduct from taxable income a provision for bad debts based on a percentage of taxable income before such deduction. The deduction percentage, subject to certain minimum tax provisions and other limitations, is 8%.

     In connection with the adoption of SFAS 109, the Bank now recognizes a deferred tax asset for its bad debt reserve for financial reporting purposes and a deferred tax liability for increases over the base year amount as defined by the Internal Revenue Code, in its bad debt reserve for income tax purposes. Accordingly, beginning October 1, 1992, changes in these reserves will no longer be considered permanent differences for purposes of the provision for income taxes and will not create a reconciling item between the income tax provision calculated at the federal statutory rate and the effective tax rate on pre-tax accounting income.

     The bad debt deductions permitted a thrift institution under the IRC which have been provided for in the current and prior years for federal income tax purposes aggregate approximately $5,900,000 at March 31, 1995. If any portion of this amount, which is included in retained income, is used for any purpose other than to absorb bad debt losses, the Bank will be required to recognize additional taxable income at the then-current rates. In the future, if the Bank does not meet the federal income tax requirements necessary to permit it to deduct an allowance for bad debts, its effective federal income tax rate could increase. Further, if the Bank does not maintain qualified assets, as defined for federal income tax purposes, equal to or in excess of 60% of total assets, the entire amount would become taxable. It is management's intention to maintain sufficient qualified assets.



                                   Continued

                 REISTERSTOWN HOLDINGS, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued
                                    ______


12.  Financial Institutions Reform, Recovery and Enforcement Act ("FIRREA")of
     ------------------------------------------------------------------------
     1989:
     ----

     FIRREA was signed into law on August 9, 1989; regulations for savings institutions' minimum capital requirements went into effect on December 7, 1989. In addition to its capital requirements, FIRREA includes provisions for changes in the Federal regulatory structure for institutions including a new deposit insurance system, increased deposit insurance premiums, and restricted investment activities with respect to non-investment grade corporate debt and certain other investments. FIRREA also increases the required ratio of housing-related assets in order to qualify as a savings institution.

     The regulations require institutions to have a minimum regulatory tangible capital ratio (Bank's Regulatory Tangible Capital as a percent of total assets) a minimum leverage capital ratio (Core Capital as a percent of total assets) and a minimum risk-based capital ration (risk base capital as a percent of total risk-adjusted assets) as defined by FIRREA. The Bank, at March 31, 1995, meets these ratio requirements. The minimum required rations and the Bank's actual ratios at March 31, 1995 are as follows:

                                        Required               Actual
                                   at March 31, 1995     at March 31, 1995
                                  -------------------   -------------------
     Tangible capital ratio                1.5%                  9.2%
     Leveraged capital ratio               3.0                   9.2
     Risk-based capital ratio              8.0                  15.1

     Under an agreement with the Office of Thrift Supervision (OTS), dated January 3, 1990 and modified on April 15, 1991 the Bank may not pay dividends in excess of the Bank's net income during the most recent calendar year plus the amount that would reduce by one-half the Bank's surplus capital ratio at the beginning of the calendar year.



                                   Continued

                 REISTERSTOWN HOLDINGS, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued
                                    ______


13.  Capital Stock Repurchase Commitment:
     -----------------------------------

     Under the terms of a Senior Management Employment and Compensation Agreement, certain holders of 23 shares of common stock had the option to require the Company to repurchase the 23 shares at $17,350 per share on January 23, 1995. The holders of the stock did not exercise their option.

14.  Pension Plan:
     -------------

     The Bank has a 401(k) profit sharing plan and a money purchase plan that covers all employees with one year of service who are 21 years of age or older.

     Under the terms of the 401(k) plan, the Bank contributed 3% of each eligible employee's compensation into the plan plus 5.7% of compensation over $60,600. In addition the Bank matches, on a dollar-for-dollar basis, an employee's voluntary contribution up to 5% of compensation.

     The money purchase plan provides that the Bank contribute 5% of each eligible employee's compensation into the plan. The combined 401(k) and money purchase plans provide for vesting over a five-year period. The cost of funding these plans was $208,494, $332,564 and $231,721 for the six months ended March 31, 1995 and the years ended September 30, 1994 and 1993, respectively.

15.  Commitments:
     ------------

     In the ordinary course of business, the Bank has various outstanding commitments that are not reflected in the accompanying consolidated financial statements.

     At March 31, 1995 and September 30, 1994, in addition to undisbursed construction loans in process of $68,774,800 and $74,701,200, respectively, the Bank had outstanding firm loan commitments for variable rate mortgage loans of $18,017,250 and $28,057,235, respectively and fixed rate loans of $1,277,800 and $1,638,050, respectively at current market rates.

     These commitments involve elements of credit and interest rate risk in excess of the amount recognized in the consolidated statements of financial condition. The contract amounts of these commitments reflect the extent of the Bank's involvement.



                                   Continued

                 REISTERSTOWN HOLDINGS, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued
                                    ______


15.  Commitments, continued:
     -----------

     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses. Since some commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

     The amount of collateral obtained (usually in the form of real estate property) is based upon management's credit evaluation of the counterparty.


16.  Fair Value of Financial Instruments:
     ------------------------------------

     Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments" (SFAS No. 107), requires all entities, where practicable, to disclose the estimated fair value of recognized and unrecognized financial instruments.

     Much of the information used to determine fair value was based upon subjective assessments of market conditions and perceived risks of the financial instruments and, therefore, the reported fair values may not be precise or represent actual potential transaction amounts. The subjective factors include, among other things, estimated cash flows, risk characteristics, credit quality and interest rates, all of which are subject to change.

     Certain financial instruments and all non-financial instruments are excluded from the scope of SFAS No. 107; accordingly, the fair value disclosures required by SFAS No. 107 provide only a partial view of the value of the Bank's assets and liabilities. For example, the Company has not included the fair value of its portfolio of loans serviced for others and core deposit intangibles. The following methods and assumptions were used to estimate the fair value of each class of financial instruments.

     Investments and mortgage-backed securities
     ------------------------------------------

     The fair value of U.S. Government and Agency obligations and mortgage-backed securities are estimate based on bid quotations, received from securities dealers. See Notes 3 and 4 for the carrying amounts and the estimated fair values of investment securities and mortgage-backed securities.



                                   Continued

                 REISTERSTOWN HOLDINGS, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued
                                    ______


16.  Fair Value of Financial Instruments, continued:
     -----------------------------------

     Loans
     -----

     Fair values are estimated for portfolios of loans with similar financial characteristics. Mortgage loans are segregated by, but not limited to, residential, commercial, construction and land and development. Each loan category may be segmented, as appropriate, into fixed and adjustable interest rate terms, ranges of interest rates, and repricing frequency.

     The fair value of each loan portfolio is calculated by discounting the estimated future cash flows to their present value using an assigned discount rate. The discount rate approximated the origination rate that the Company would charge under current conditions to the originate similar financial instruments.

     Deposits and borrowings
     -----------------------

     The fair value of demand deposits and savings accounts approximates the carrying value. The fair value of certificates of deposit is estimated using the rates currently offered for deposits of similar remaining terms. The fair value of drafts payable and long term debt approximated the carrying value.

     Commitments to Extend Credit
     ----------------------------

     The Company has off-balance sheet financial instruments in the form of commitments to extend credit and mandatory forward commitments to sell loans. There are no material differences between the notional amounts and fair values of these commitments.

     The following table represents the estimated fair value of the Company's financial instruments at March 31, 1995 and September 30, 1994:

                                              1995                          1994
                                  ----------------------------  --------------------------
                                   Carrying         Fair         Carrying         Fair
                                    Amount          Value         Amount          Value
                                  --------------  ------------  ------------  ------------
     Assets:
       Cash and due from banks      $ 12,524,191  $ 12,524,191  $  5,430,175  $  5,430,175
       Investment securities          13,991,381    13,932,680    21,474,825    21,358,030
       Mortgage backed securities     11,370,682    11,157,421    14,266,705    13,962,044
       Loans receivable, net of
          allowance                  198,518,766   198,529,612   201,664,767   199,860,869

     Liabilities:
       Deposits                       209,331580   209,370,930   210,429,131   212,823,916
       Short term borrowings             410,200       410,200     9,336,700     9,336,700
       Long term borrowings            8,000,000     8,000,000     8,325,000     8,325,000



                                   Continued

                 REISTERSTOWN HOLDINGS, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued
                                    ______


17.  Agreement and Plan of Affiliation:
     ----------------------------------

     Pursuant to an Agreement and Plan of Affiliation dated April 8, 1994 between Susquehanna Bancshares, Inc. and the Company, Susquehanna will acquire all of the outstanding stock of the Company for $28,000,000 in cash, as long as the Company's consolidated total stockholders' equity (reduced by goodwill) at the closing of the acquisition is not less than $14,950,000.



                                   Continued

                                                                      APPENDIX B
                                                                      ----------
                   PRO FORMA CONDENSED FINANCIAL INFORMATION
                                  (Unaudited)

     The following unaudited Pro Forma Condensed Financial Information and explanatory notes are presented to show the impact on the historical financial position and results of operations of Susquehanna Bancshares, Inc. (SBI) of the combination with Reisterstown Holdings, Inc. (RHI).

     Pursuant to the merger agreement, SBI paid $28,640,000 in cash for all the outstanding shares of RHI Common Stock. The unaudited Pro Forma Condensed Financial Information reflects the merger using the purchase method of accounting. The cash consideration was funded by SBI through the issuance of $50 million of 9% subordinated debt in February 1995.

     The unaudited Pro Forma Condensed Balance Sheet assumes that the merger was consummated on March 31, 1995. The unaudited Pro Forma Condensed Statements of Income reflect the consolidation of the results of operations of SBI and RHI for the quarter end March 31, 1995 and the year ended December 31, 1994. Quarter ended March 31, 1995 includes results of RHI's operations for the quarter ended December 31, 1995 while the year ended December 31, 1994 includes results of RHI's operations for the fiscal year ended September 30, 1994.

     Adjustments have been made using the purchase method of accounting. Some of these adjustments relate to the fair value of certain assets, liabilities and other items as more fully described in the Notes to the unaudited Pro Forma Condensed Financial Information.

     The unaudited Pro Forma Condensed Financial Information should be read in conjunction with the historical financial statements and notes thereto of SBI and RHI. The pro forma earnings, which do not reflect any direct costs or potential savings which may result from the consolidation of operations of SBI and RHI, are not indicative of the results of future operations.

     In addition, the following unaudited Pro Forma Condensed Financial Information and explanatory notes are also presented to show the impact on the historical financial position and results of operations of Susquehanna Bancshares, Inc. (SBI) of the combination with RHI and Atlanfed Bancorp, Inc.
(ABI).

     Pursuant to the merger agreement, each share of ABI Common Stock outstanding at the close of business on March 31, 1995 was converted into .802 shares of SBI Common Stock effective April 1, 1995 plus cash in lieu of fractional shares. The unaudited Pro Forma Condensed Financial Information reflects the merger using the pooling of interests method of accounting.

     The unaudited Pro Forma Condensed Balance Sheet assumes that the merger was consummated on March 31, 1995. The unaudited Pro Forma Condensed Statements of Income reflect the consolidation of the results of operations of SBI, RHI and ABI for the quarter ended March 31, 1995 and the year ended December 31, 1994. Year ended December 31, 1994 includes results of ABI's operations for fiscal year ended March 31, 1995.

     The unaudited Pro Forma Condensed Financial Information should be read in conjunction with the historical financial statements and notes thereto of SBI, RHI and ABI. The pro forma earnings, which reflect elimination of non-recurring merger related expenses but do not reflect any direct costs or potential savings which may result from the consolidation of operations of SBI, RHI and ABI, are not indicative of the results of future operations.

                                    SBI/RHI
                          PRO FORMA BALANCE SHEET
                               MARCH 31, 1995

(Dollars in thousands)

                                                                          RHI
                                                               -----------------------
                                                 SBI              As                         Pro forma
           ASSETS                            As Reported        Reported  Adjustments        Combined
                                            -------------      -----------------------      -----------
Cash and due from banks                          $72,471           $4,150                      $76,621
Short-term investments                            47,966            8,374   (1,249)[A]          26,451
                                                                           (28,640)[E]
Investment securities-AFS                        343,180                0                      343,180
Investment securities-HTM                        175,017           25,362     (272)[I]         200,107
Loans and leases                               1,298,123          201,842                    1,499,965
Allowance for loan and lease losses               22,707            3,323                       26,030
                                            -------------      --------------------         -----------
Net loans and leases                           1,275,416          198,519                    1,473,935
Other assets                                      87,302           10,530   (2,875)[B]         109,119
                                                                              (550)[F]
                                                                               351 [J]
                                                                               393 [K]
                                                                             2,400 [L]
                                                                            (1,057)[M]
                                                                            12,625 [N]
                                            -------------      --------------------         -----------
Total  Assets                                 $2,001,352         $246,935 ($18,874)         $2,229,413
                                            =============      ====================         ===========

            LIABILITIES
Noninterest-bearing deposits                    $233,433           $4,444                     $237,877
Interest-bearing deposits                      1,442,403          204,888                    1,647,291
                                            -------------      --------------------         -----------
Total deposits                                 1,675,836          209,332                    1,885,168
Short-term borrowings                             33,798              410                       34,208
Long-term debt                                    67,676            8,000                       75,676
Other liabilities                                 23,441           10,119      200 [O]          33,760
                                            -------------      --------------------         -----------
Total liabilities                              1,800,751          227,861      200           2,028,812

               EQUITY
Common stock                                      20,967                0                       20,967
Surplus                                           33,436           13,989   (2,875)[C]          33,436
                                                                           (11,114)[G]
Retained earnings                                150,345            5,085   (1,249)[D]         150,345
                                                                            (3,836)[H]
Unrealized gain / (loss) on securities
 available-for-sale, net of tax                   (3,774)               0                       (3,774)
Treasury stock                                       373                0                          373
                                            -------------      --------------------         -----------
Total equity                                     200,601           19,074  (19,074)            200,601
                                            -------------      --------------------         -----------

Total Liabilities & Equity                    $2,001,352         $246,935 ($18,874)         $2,229,413
                                            =============      --------------------         ==========

See notes to the unaudited pro forma condensed financial information.

                                    SBI/RHI
                         PRO FORMA INCOME STATEMENT
                             FIRST QUARTER 1995

(In thousands, except per share data)

                                                                         RHI
                                                              ------------------------
                                                  SBI            As                            Pro forma
                                              As Reported      Reported   Adjustments          Combined
                                             -------------    ------------------------        -----------
INTEREST INCOME:
Interest on loans and leases                      $28,574         $5,357                         $33,931
Interest on investments                             7,608            472        26 [T]             8,106
Interest on short-term investments                    529             64      (235)[P]               340
                                                                               (18)[Q]
                                             -------------    ---------------------           -----------
  Total interest income                            36,711          5,893      (227)               42,377

INTEREST EXPENSE:
Interest on deposits                               12,797          2,525                          15,322
Interest on short-term borrowings                     596             80                             676
Interest on long-term debt                            967            215       286 [S]             1,468
                                             -------------    ---------------------           -----------
  Total interest expense                           14,360          2,820       286                17,466

Net interest income                                22,351          3,073      (513)               24,911

Provision for loan and lease losses                 1,461                                          1,461
                                             -------------    ---------------------           -----------

Net interest income after provision                20,890          3,073      (513)               23,450

OTHER INCOME:
Investment gains(losses)                              (88)                                           (88)
Other income                                        2,941            445                           3,386
                                             -------------    ---------------------           -----------
  Total other income                                2,853            445                           3,298

OTHER EXPENSE:
Salaries and benefits                               9,124            916                          10,040
Other expense                                       8,165          1,015         3 [U]             9,302
                                                                                 8 [V]
                                                                                99 [W]
                                                                               (50)[Y]
                                                                              (148)[R]
                                                                               210 [X]
                                             -------------    ---------------------           -----------
  Total other expense                              17,289          1,931       122                19,342
                                             -------------    ---------------------           -----------

Income before taxes                                 6,454          1,587      (635)                7,406

Taxes                                               1,616            688      (202)[Z]             2,102
                                             -------------    ---------------------           -----------

Net income from operations                         $4,838           $899     ($433)               $5,304
                                             =============    =====================           ===========

Earnings per share                                  $0.46            N/A                           $0.51

Average  shares outstanding                        10,435            N/A                          10,435

See notes to the unaudited pro forma condensed financial information.

                                    SBI/RHI
                          PRO FORMA INCOME STATEMENT
                                   YEAR 1994

(In thousands, except per share data)

                                                                        RHI
                                                            -------------------------
                                                 SBI           As                          Pro forma
                                             As Reported     Reported    Adjustments       Combined
                                            -------------   -------------------------     -----------
INTEREST INCOME:
                                            -------------   -------------------------     -----------
Interest on loans and leases                    $102,025      $20,389                       $122,414
Interest on investments                           28,462        1,664         102 [T]         30,228
Interest on short-term investments                 1,457          446         (75)[Q]          1,828
                                            -------------   ----------------------       ------------
  Total interest income                          131,944       22,499          27            154,470

INTEREST EXPENSE:
Interest on deposits                              43,701       10,580                         54,281
Interest on short-term borrowings                  1,450           43                          1,493
Interest on long-term debt                         1,211          769       2,578 [S]          4,558
                                            -------------   ----------------------       ------------
  Total interest expense                          46,362       11,392       2,578             60,332
                                            -------------   ----------------------       ------------

Net interest income                               85,582       11,107      (2,551)            94,138

Provision for loan and lease losses                3,823          127                          3,950
                                            -------------   ----------------------       ------------

Net interest income after provision               81,759       10,980      (2,551)            90,188

OTHER INCOME:
Investment gains                                     999          141                          1,140
Other income                                      12,059        3,374                         15,433
                                            -------------   ----------------------       ------------
  Total other income                              13,058        3,515                         16,573

OTHER EXPENSE:
Salaries and benefits                             32,383        3,237                         35,620
Other expense                                     31,732        3,288          12 [U]         35,511
                                                                               33 [V]
                                                                              395 [W]
                                                                             (200)[Y]
                                                                             (591)[R]
                                                                              842 [X]
                                            -------------   ----------------------       ------------
  Total other expense                             64,115        6,525         491             71,131
                                            -------------   ----------------------       ------------

Income before taxes                               30,702        7,970      (3,042)            35,630

Taxes                                              8,713        3,385        (983)[Z]         11,115
                                            -------------   ----------------------       ------------

Net income from operations                       $21,989       $4,585     ($2,059)           $24,515
                                            =============   ======================       ============

Earnings per share                                 $2.11          N/A                          $2.35

Average  shares outstanding                       10,435          N/A                         10,435

See notes to the unaudited pro forma condensed financial information.

                                  SBI/RHI/ABI
                             PRO FORMA BALANCE SHEET
                                MARCH 31, 1995

(Dollars in thousands)

                                                                  RHI                       ABI
                                                     -------------------------    -------------------------
          ASSETS                          SBI            As                           As                         Pro forma
                                      As Reported     Reported    Adjustments      Reported    Adjustments       Combined
                                     -------------   -------------------------    -------------------------     -----------
Cash and due from banks                   $72,471       $4,150                        $2,050         ($8)[a]       $78,663
Short-term investments                     47,966        8,374      (1,249)[A]         4,522                        30,973
                                                                   (28,640)[E]
Investment securities-AFS                 343,180                                      4,953                       348,133
Investment securities-HTM                 175,017       25,362        (272)[I]        44,823                       244,930
Loans and leases                        1,298,123      201,842                       189,131                     1,689,096
Allowance for loan and lease losses        22,707        3,323                         1,095                        27,125
                                     -------------   ----------------------       -----------------------       -----------
Net loans and leases                    1,275,416      198,519                       188,036                     1,661,971
Other assets                               87,302       10,530      (2,875)[B]        10,739                       119,858
                                                                      (550)[F]
                                                                       351 [J]
                                                                       393 [K]
                                                                     2,400 [L]
                                                                    (1,057)[M]
                                                                    12,625 [N]
                                     -------------   ----------------------       -----------------------       -----------
Total  Assets                          $2,001,352     $246,935    ($18,874)         $255,123         ($8)       $2,484,528
                                     =============   ======================       =======================       ===========
          LIABILITIES

Noninterest-bearing deposits             $233,433       $4,444                        $5,877                      $243,754
Interest-bearing deposits               1,442,403      204,888                       170,352                     1,817,643
                                     -------------   ----------------------       -----------------------       -----------
Total deposits                          1,675,836      209,332                       176,229                     2,061,397
Short-term borrowings                      33,798          410                        19,000                        53,208
Long-term debt                             67,676        8,000                        31,378                       107,054
Other liabilities                          23,441       10,119         200 [O]         5,936                        39,696
                                     -------------   ----------------------       -----------------------       -----------
Total liabilities                       1,800,751      227,861         200           232,543                     2,261,355

              EQUITY

Common stock                               20,967                                      1,496         903 [b]        23,366
Surplus                                    33,436       13,989      (2,875)[C]        10,386        (911)[c]        42,911
                                                                   (11,114)[G]
Retained earnings                         150,345        5,085      (1,249)[D]        10,727                       161,072
                                                                    (3,836)[H]
Unrealized gain / (loss) on securities
   available-for-sale, net of tax          (3,774)                                       (29)                       (3,803)
Less: Treasury stock                          373                                                                      373
                                     -------------   ----------------------       -----------------------       -----------
Total equity                              200,601       19,074     (19,074)           22,580          (8)          223,173
                                     -------------   ----------------------       -----------------------       -----------


Total Liabilities & Equity             $2,001,352     $246,935    ($18,874)         $255,123         ($8)       $2,484,528
                                     =============   ======================       =======================       ===========

See notes to the unaudited pro forma condensed financial information.

                                  SBI/RHI/ABI
                         PRO FORMA INCOME STATEMENT
                             FIRST QUARTER 1995

(In thousands, except per share data)                           RHI                           ABI
                                                     -------------------------    ---------------------------
                                          SBI            As                           As                         Pro forma
                                      As Reported     Reported    Adjustments      Reported      Adjustments     Combined
                                     -------------   -------------------------    ---------------------------   -----------
INTEREST INCOME:
Interest on loans and leases              $28,574        $5,357                       $4,056                       $37,987
Interest on investments                     7,608           472         26 [T]           764                         8,870
Interest on short-term investments            529            64       (235)[P]           137                           477
                                                                       (18)[Q]
                                     -------------   -------------------------    --------------------          -----------
  Total interest income                    36,711         5,893       (227)            4,957                        47,334

INTEREST EXPENSE:
Interest on deposits                       12,797         2,525                        1,944                        17,266
Interest on short-term borrowings             596            80                          324                         1,000
Interest on long-term debt                    967           215        286 [S]           479                         1,947
                                     -------------   -------------------------    --------------------          -----------
  Total interest expense                   14,360         2,820        286             2,747                        20,213

Net interest income                        22,351         3,073       (513)            2,210                        27,121

Provision for loan and lease losses         1,461                                         39                         1,500
                                     -------------   -------------------------    --------------------          -----------

Net interest income after provision        20,890         3,073       (513)            2,171                        25,621

OTHER INCOME:
Investment gains / (losses)                   (88)                                                                     (88)
Other income                                2,941           445                          403                         3,789
                                     -------------   -------------------------    --------------------          -----------
  Total other income                        2,853           445                          403                         3,701

OTHER EXPENSE:
Salaries and benefits                       9,124           916                          875                        10,915
Other expense                               8,165         1,015          3 [U]         1,017      (65)[d]           10,254
                                                                         8 [V]
                                                                        99 [W]
                                                                       (50)[Y]
                                                                      (148)[R]
                                                                       210 [X]
                                     -------------   -------------------------    --------------------          -----------
  Total other expense                      17,289         1,931        122             1,892      (65)              21,169
                                     -------------   -------------------------    --------------------          -----------

Income before taxes                         6,454         1,587       (635)              682       65                8,153

Taxes                                       1,616           688       (202)[Z]           302                         2,404
                                     -------------   -------------------------    --------------------          -----------

Net income from operations                 $4,838          $899      ($433)             $380      $65               $5,749
                                     =============   =========================    ====================          ===========

Earnings per share                          $0.46           N/A                        $0.26                         $0.49

Average  shares outstanding                10,435           N/A                        1,465     (266)[e]           11,634

See notes to the unaudited pro forma condensed financial information.

                                  SBI/RHI/ABI
                          PRO FORMA INCOME STATEMENT
                                   YEAR 1994

(In thousands, except per share data)                           RHI                           ABI
                                                     -------------------------    ---------------------------
                                          SBI            As                           As                         Pro forma
                                      As Reported     Reported    Adjustments      Reported      Adjustments     Combined
                                     -------------   -------------------------    ---------------------------   -----------
INTEREST INCOME:
Interest on loans and leases             $102,025       $20,389                      $15,048                      $137,462
Interest on investments                    28,462         1,664        102 [T]         3,148                        33,376
Interest on short-term investments          1,457           446        (75)[Q]           493                         2,321
                                     -------------   ----------------------       ---------------------------   -----------
  Total interest income                   131,944        22,499         27            18,689                       173,159

INTEREST EXPENSE:
Interest on deposits                       43,701        10,580                        7,513                        61,794
Interest on short-term borrowings           1,450            43                          807                         2,300
Interest on long-term debt                  1,211           769      2,578 [S]         1,806                         6,364
                                     -------------   ----------------------       ---------------------------   -----------
  Total interest expense                   46,362        11,392      2,578            10,126                        70,458
                                     -------------   ----------------------       ---------------------------   -----------

Net interest income                        85,582        11,107     (2,551)            8,563                       102,701

Provision for loan and lease losses         3,823           127                          164                         4,114
                                     -------------   ----------------------       ---------------------------   -----------

Net interest income after provision        81,759        10,980     (2,551)            8,399                        98,587

OTHER INCOME:
Investment gains                              999           141                                                      1,140
Other income                               12,059         3,374                        2,040                        17,473
                                     -------------   ----------------------       ---------------------------   -----------
  Total other income                       13,058         3,515                        2,040                        18,613

OTHER EXPENSE:
Salaries and benefits                      32,383         3,237                        3,844                        39,464
Other expense                              31,732         3,288         12 [U]         4,751          (1,010)[d]    39,252
                                                                        33 [V]
                                                                       395 [W]
                                                                      (200)[Y]
                                                                      (591)[R]
                                                                       842 [X]
                                     -------------   ----------------------       ---------------------------   -----------
  Total other expense                      64,115         6,525        491             8,595          (1,010)       78,716
                                     -------------   ----------------------       ---------------------------   -----------

Income before taxes                        30,702         7,970     (3,042)            1,844           1,010        38,484

Taxes                                       8,713         3,385       (983)[Z]         1,005                        12,120
                                     -------------   ----------------------       ---------------------------   -----------

Net income from operations                $21,989        $4,585    ($2,059)             $839          $1,010       $26,364
                                     =============   ======================       ===========================   ===========

Earnings per share                          $2.11           N/A                        $0.58                         $2.27

Average shares outstanding                 10,435           N/A                        1,453            (254)[e]    11,634

See notes to the unaudited pro forma condensed financial information.

                       NOTES TO THE UNAUDITED PRO FORMA
                       --------------------------------
                        CONDENSED FINANCIAL INFORMATION
                        -------------------------------
                            (DOLLARS IN THOUSANDS)
                            ----------------------


     The unaudited Pro Forma Condensed Financial Information is based upon the following adjustments:

NOTE 1:   To reduce RHI's tangible net worth to $14,950 at closing per the
-------
          merger agreement -

                Short-term investments          $(1,249) (A)
                Goodwill                         (2,875) (B)
                Surplus                          (2,875) (C)
                Retained earnings                (1,249) (D)

NOTE 2:  The purchase account adjustments to record the acquisition of RHI -
-------

          Purchase price per agreement                               $(28,640) (E)
          Capitalized merger costs                                       (550) (F)
                                                                         -----
          Total purchase price                                         (29,190)

          Historical equity acquired - surplus                         (11,114) (G)
          Historical equity acquired - retained earnings                (3,836) (H)
                                                                       -------
          Total historical equity acquired                             (14,950)

          Premium to allocate                                          $14,240
                                                                       =======

          Adjustments to fair value of net assets acquired -
          Investment securities - HTM                                   $(272) (I)
          Fixed assets                                                    351  (J)
          Favorable operating leases                                      393  (K)
          Mortgage servicing rights                                     2,400  (L)
          Deferred tax asset                                           (1,057) (M)
          Goodwill                                                     12,625  (N)
          Other liabilities                                               200  (O)
                                                                          ---
                                                                      $14,240
                                                                      =======

NOTE 3:  Reduction of interest income in the first quarter of 1995 regarding
-------
         purchase price of $28,640 at 6% for 50 days -

           Interest on short-term investments                           $(235) (P)

NOTE 4:   Reduction of interest income regarding Note 1 closing adjustment
-------
          ($1,249 at 6%) -


                                                         1ST Q 1995      YEAR 1994
                                                         ----------      ---------
          Interest on short-term investments             $(18) (Q)       $(75) (Q)


NOTE 5:   Reduction of goodwill amortization regarding Note 1 closing adjustment -
-------

                                                         1ST Q 1995      YEAR 1994
                                                         ----------      ---------
          Goodwill amortization                          $(148) ( R)     $(591) ( R)


NOTE 6:   Increase in interest expense regarding 9% borrowings of $28,640 purchase price
-------
          for 40 days in the first quarter of 1995 and all of 1994 -
                                                         1ST Q 1995      YEAR 1994
                                                         ----------      ---------
          Interest on long-term debt                      $286  (S)       $2,578 (S)



NOTE 7:  Amortization of fair value purchase accounting adjustments in Note
-------
         2 -
                                                          1ST Q 1995      YEAR 1994
                                                          ----------      ---------
          Interest on investments                          $26 (T)        $102 (T)
          Fixed assets                                       3 (U)          12 (U)
          Favorable operating leases                         8 (V)          33 (V)
          Mortgage servicing rights                         99 (W)         395 (W)
          Goodwill                                         210 (X)         842 (X)
          Other liabilities                               (50) (Y)        (200)(Y)

NOTE 8:  Tax effect on Notes 3, 4, 5, 6 and 7 -
-------
                                                           1ST Q 1995      YEAR 1994
                                                           ----------      ---------
          Taxes                                           $(202) (Z)       (983) (Z)


NOTE 9:  To reclass $2 par value of shares issued (1,199,663 shares less 329
-------
         fractional shares paid in cash) by SBI for the acquisition of ABI -

         Cash                                             $(8)  (a)
         Common stock                                     903   (b)
         Surplus                                         (911)  (c)

NOTE 10:  To eliminate non-recurring merger related expenses -
--------

                                                       1ST Q 1995    YEAR 1994
                                                       ----------    ---------
                                                       $(65)  (d)   $(1,010)  (d)

NOTE 11:  To adjust average shares outstanding for shares issued by
--------
          SBI in the ABI merger -

                                                       1ST Q 1995    YEAR 1994
                                                       ----------    ---------
                                                       (266)  (e)    (254)  (e)